Exhibit 10.6

May 24, 2011

Mr. Michael D. Parnell

CEO

Colorado Rare Earths, Inc.

12 North Washington Street

Montoursville, PA  17754

Re:  Financial Advisory Agreement

Dear Mike:

Pursuant to our discussions, this letter sets forth the terms of an agreement between Colorado Rare Earths, Inc. (the “Company”) a Nevada company, and McKim & Company LLC (“McKim”), a Delaware limited liability company, regarding the retention of McKim as the Company’s financial advisor in connection with one or more proposed Transactions.  It is hereby acknowledged and agreed that the advisory services performed by McKim on behalf of the Company includes, on a best-efforts basis, assisting in the private equity financing by the Company, investor awareness of the Company’s performance as well as assistance in completing a secondary offering of the Company’s common stock (the “Transaction”), all of which shall be subject to the Company’s approval in its sole and absolute discretion. This Agreement sets forth the services to be rendered by McKim and the related compensation payable to McKim.

I.

Due Diligence and Advisory Services to be Provided by McKim

Pursuant to and subject to the terms of this Agreement, McKim shall provide to the Company the services described below:

(A)

Analyze and evaluate, from a financial point of view, the Company, its business and prospects, including any business or operating plan and the appropriateness of the capital structure of the Company as it presently exists and as it may be modified by any proposed Transaction;

(B)

Assist in the determination of an appropriate plan to raise equity and/or debt financing for the Company, and render financial and operational advice in connection with the design and implementation of a process to solicit, coordinate and evaluate proposals for any potential or actual Transaction;

(C)

Review the following information of the Company:

1.

Operating statements, balance sheets and projections.

2.

Corporate documents, contracts and other legal documents.

3.

Any other Company information which McKim determines to be relevant to its due diligence analysis.

(D)

Perform any analysis, including examining the Company’s industry and competition, to determine an appropriate valuation of the Company as it relates to any Transaction.

II.

Financial Advisory Services to be Provided by McKim

In addition to McKim’s due diligence as provided for in Section I, and pursuant to and throughout the term of this Agreement, McKim shall provide to the Company the financial advisory services described below:

(A)

Assist in the preparation and dissemination of confidential offering and information materials for potential investors and strategic partners in any contemplated Transaction (the “Information Materials”);

(B)

Identify and contact Institutional Investors that may be suitable prospective investors satisfactory to the Company and act as the Company’s representative (but without any authority to bind or to obligate the Company) in discussions with such parties;

(C)

Arrange for persons or firms identified above to meet with employees and other representatives of the Company for purposes of making a preliminary determination of each such parties’ interest in consummating a Transaction for the Company;

(D)

Assist and provide structuring and other business advice in the financial and strategic analyses necessary to facilitate the proper integration of the legal and tax aspects of any potential or actual Transaction;

(E)

Coordinate and advise on all aspects of the process of establishing structure, price and terms of any potential or actual Transaction, all of which shall be subject to the Company’s’ approval in its sole and absolute discretion.

III.

Fees Payable for Financial Advisory Services

The Company shall pay to McKim for services rendered pursuant to Sections I & II above, as follows:

1.

Equity Compensation

(a)

Warrants.  The sum of 250,000 warrants that will have a term of five (5) years with cashless exercise provisions at a strike price of 50 cents.  The warrants will allow for assignment and allocation to McKim’s members.

2.

Provisions of Warrants

The Company will grant McKim and/or its assignees piggyback registration rights with respect to any warrants received under this Agreement. The Registration Rights will be subject to the provision that any investment banker and/or underwriter that may be engaged in connection with the registration statement may, in its discretion, restrict the ability of McKim and/or its assignees to sell any of their shares associated with the warrants received under this agreement. All such registration rights shall contain reasonable and customary terms.  In addition, Warrants received by McKim in connection with this Agreement will contain a standard net “cash-less exercise” provision.

(A)

Reimbursement of Expenses

McKim shall be entitled to reimbursement for all preapproved reasonable and itemized out-of-pocket expenses incurred by McKim in connection with the performance of services hereunder and such reimbursable expense will be pre-approved by the Company before they are incurred.

IV.

Term of Agreement

(A)

This Agreement will begin on the date that the Company executes this letter agreement and will continue for a period of three years.  After three years from the date of commencement, unless either party has given at least 90-days prior written notice of termination, the term of the agreement shall be automatically renewed for an additional period of 6 months.  In the event of any termination by either party, McKim shall be entitled to receive all compensation provided for herein through the effective date of termination, including preapproved out-of-pocket expenses incurred through the effective date of termination.

(B)

The following provisions shall remain in full force and effect in case of termination of this Agreement by either party:

1.

The compensation provisions of Section III;

2.

The confidentiality provisions of Section VI;

3.

The indemnification provisions of Section XI

V.

Confidentiality

The Company and McKim agree that any information or advice, written or oral, provided by either party pursuant to this Agreement will be treated by the receiving party as confidential, will be used solely by the parties hereto in connection with the Company’s consideration of a Transaction and will not be used, circulated, quoted or otherwise referred to for any other purpose, nor will it be included in or referred to, in whole or in part in any communication whether written or oral, prepared, issued or transmitted by either party or any affiliate, director, officer, employee, agent or representative of either party, without, in each instance, the originating party’s prior written consent.  Further, in connection with this engagement of McKim, it is contemplated that either party may supply to the other party certain nonpublic or proprietary information concerning the originating party or its operations (“Confidential Information”).  Both parties agree to use their best efforts to appropriately denote as confidential all such information that is delivered in written form. McKim shall disclose Confidential Information of the Company solely for the purposes of rendering services pursuant to and in accordance with this Agreement; provided, however, that the foregoing shall not apply to any information which becomes publicly available other than as a result of the breach of either parties’ undertakings hereunder, or that which either party may be required to disclose by judicial or administrative process in connection with any action, suit, proceeding or claim.

VI.

Information Furnished by the Company

The Company will furnish to McKim all financial and other information and data that McKim determines appropriate and necessary in connection with its activities on the Company’s’ behalf, and shall provide McKim with full access to its officers, directors, employees and professional advisors.  The Company agrees that it and its counsel will be solely responsible for ensuring that each Transaction complies in all respects with applicable law, except that McKim shall have an affirmative duty to disclose any information that it has actual knowledge of that has given McKim reasonable cause to question the legality of the Transaction.  The Company represents and warrants that any material delivered to McKim including, without limitation, the Information Materials, at all times through the closing, will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statement as contained therein, in light of the circumstance under which said statement was made, not misleading.  The Company will promptly notify McKim if it learns of any material inaccuracy or misstatement or material omission contained in any information theretofore delivered to McKim.  The Company recognizes and confirms that McKim, in connection with performing its services hereunder: (i) will be relying without investigation upon all information that is available from public sources or supplied to it by or on behalf of the Company or its advisors; (ii) will not in any respect be responsible for the accuracy or completeness of, nor have any obligation to verify, the same, except for McKim affirmative duty to disclose as described in this Section VII; (iii) will not conduct any appraisal of any assets of the Company; and (iv) may require that the Information Materials contain appropriate disclaimers consistent with the foregoing.  The

Company will also cause to be furnished to McKim at the closing of a Transaction, such copies of agreements, opinions, certificates and other documents delivered at the closing as McKim may reasonably request.

VII.

Conflicts

The Company acknowledges that McKim and its affiliates have and will continue to have financial advisory and other relationships with parties other than the Company pursuant to which McKim may acquire information of interest to the Company.  McKim shall have no obligation to disclose such information to the Company, or to use such information in connection with any contemplated Transaction.  The Company recognizes that McKim is being engaged hereunder to provide the services described above only to the Company and to such other parties, if any, who execute this Agreement in specified other capacities, and is not acting as an agent or a fiduciary of, and shall have no duties or liability to, the holders of the Company’s equity or debt or any third party in connection with its engagement hereunder, all of which purported duties are hereby expressly waived.  No one other than the Company is authorized to rely upon the engagement of McKim hereunder or any statements, advice or opinions rendered by McKim.

VIII.

Indemnification

(A)

The Company shall indemnify and hold harmless McKim and its affiliates, officers, directors, agents and employees from and against any and all losses, claims, damages, liabilities or actions which arise out of or based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in the materials furnished to McKim by the Company, or any supplement thereto; (ii) the omission or alleged omission to state that a material fact from the materials furnished to McKim is not misleading; (iii) any breach of the representations, warranties, covenants and/or agreements of the Company contained in this Agreement; and (iv) any actions, direct or indirect, by the Company or its agents (other than McKim) in connection with any offering and sale of securities in violation of any applicable federal or state securities laws and regulations.

(B)

McKim shall indemnify and hold harmless the Company and its officers, directors, agents and employees, from and against any and all losses, claims, damages, liabilities or actions which arise out of or are based upon : (i) any misrepresentations by McKim concerning the Company which are not based upon material provided by the Company; (ii) any breach of the representations, warranties, covenants and /or agreements of McKim contained in this Agreement; and (iii) any actions, direct or indirect, by McKim in violation of any applicable federal or state securities laws and regulations in connection with the offering and sale of the Company’s securities.

(C)

Each indemnifying party under this Section XI shall reimburse each indemnified party following receipt of evidence for all expenses (including, without limitation, reasonable fees and disbursements of legal counsel) incurred by the indemnified party in connection with investigating, preparing for or defending any action or claim, whether or not in connection with pending or threatened litigation or administrative proceeding.

(D)

Promptly after receipt by an indemnified party under this Section XI of notice of the commencement of any action or proceeding, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section XI, notify the indemnifying party in writing of the commencement thereof, and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties.  The failure to notify an indemnifying party promptly of the commencement of any such action or proceeding, if prejudicial to its ability to defend such action or proceeding, shall relieve such indemnifying party of any liability to the indemnified party under this Section XI, but the omission to so notify an indemnifying party will not relieve such indemnifying party of any liability which it may have to any indemnified party otherwise under this Section XI.  No indemnifying party shall be liable for the settlement of any proceeding (including any governmental investigation) effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, such indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

(E)

Neither McKim nor the Company will be responsible for any losses, claims, damages, liabilities or expenses of the other which are determined by a final judgment of a court of competent jurisdiction to have resulted solely from actions taken or omitted to be taken by such other party due to such party’s false statements, willful misconduct or gross negligence.

(F)

It is specifically understood and agreed that the foregoing indemnification provisions shall be binding on the successors and assigns of the parties hereto and of each indemnified person, specifically including, with respect to the Company, the continuing corporation after any Transaction and any successor thereto whether by subsequent merger, consolidation or transfer of all or substantial parts of the assets or business of the Company or such continuing corporation.

Please confirm that the foregoing is in accordance with your understanding by signing and returning this Agreement to us.  A copy has been provided for your record.

Very truly yours,

McKim & Company LLC

By:

/s/ James J. Cahill

James J. Cahill

CEO

Agreed and Accepted on May 24, 2011.

By:

/s/ Michael D. Parnell

Michael D. Parnell

CEO

Colorado Rare Earths, Inc.

Endnotes

McKim & Company LLC

711 Fifth Avenue – 16th Floor

New York, NY  10019

New York ∙Denver ∙ Boston ∙ D.C.

Member NASD/SIPC@ROUND1 USA, Inc.